Exhibit 99.1

News Release – October 26,  2017

CubeSmart Reports Third Quarter 2017 Results

MALVERN, PA -- (Marketwired) – October 26,  2017 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and nine months ended September 30, 2017.

“Third-quarter performance beat our expectations primarily due to strong storage demand trends across most of our markets resulting in higher occupancies and revenue growth for our same-store and lease-up properties,” commented President and Chief Executive Officer Christopher P. Marr. “We continue to experience steady, broad-based demand and remain focused on creating long-term shareholder value by continuing to deepen the competitive advantages of our operating platform.”

Key Highlights for the Quarter

•	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.21.
•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.42, representing a year-over-year increase of 10.5%.
•	Increased same-store (432 stores) net operating income (“NOI”) 4.1% year over year, driven by 4.1% revenue growth and a 4.2% increase in property operating expenses.
•	Same-store occupancy averaged 93.9% during the quarter, ending the quarter with same-store occupancy of 93.7%, a 60 basis point increase year over year.
•	Opened for operation two development properties for a total cost of $109.0 million.

Financial Results

Net income attributable to the Company’s common shareholders was $37.3 million for the third quarter of 2017, compared with $23.4 million for the third quarter of 2016. EPS attributable to the Company’s common shareholders was $0.21 for the third quarter of 2017, compared with $0.13 for the same period last year.

FFO, as adjusted, was $77.2 million for the third quarter of 2017, compared with $68.7 million for the third quarter of 2016. FFO per share, as adjusted, increased 10.5% to $0.42 for the third quarter of 2017, compared with $0.38 for the same period last year.

Impact from Hurricanes Harvey and Irma

Hurricanes Harvey and Irma impacted the operations of 91 owned and 30 joint venture stores representing 8.8 million square feet in Texas and Florida. The impact of the storms included property damage, power outages and inaccessibility. All but three of our stores, two owned and one joint venture, were open for business and accepting new rentals within five days after the respective storm. All stores were open for business as of September 30, 2017.

The Company maintains property and casualty insurance on its owned and joint venture properties, which covers damages and business interruption expenses subject to varying deductibles depending on the cause and extent of the claim. We estimate repair costs, net of expected insurance proceeds, for damage caused by hurricanes Harvey and Irma to be approximately $1.4 million, including our portion related to stores owned by unconsolidated real estate ventures.

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These costs are presented as indirect property overhead in property operating expenses and are included in net income and FFO. We have excluded these costs from FFO, as adjusted, and we have not allocated any portion of the costs to our same-store results to provide more useful measures when comparing year over year results.

Investment Activity

Acquisition Activity

There were no acquisitions by the Company during the third quarter of 2017. Subsequent to September 30, 2017, the Company acquired three stores located in Texas (2) and Florida (1) for approximately $28.0 million. In total for the year to date through this press release, the Company has acquired five properties for $49.9 million.

Development Activity

The Company has agreements with developers for the construction of certain Class A self-storage properties in select key target markets. These agreements are generally structured as either purchases upon completion of construction and issuance of certificate of occupancy (“C/O”) or as joint venture developments. During the third quarter of 2017, the Company opened for operation one wholly-owned development property in Washington, D.C. for a total cost of $27.8 million and completed a joint venture development property in New York, New York for a total cost of $81.2 million, of which the Company has a 90% interest in the joint venture. For the nine months ended September 30, 2017, the Company acquired one property at C/O, opened for operation two wholly-owned development properties and opened one joint venture development property for a total cost of $129.9 million.

As of September 30, 2017, the Company had three properties under contract to purchase at C/O for a total acquisition price of $49.9 million. The stores are located in Illinois (1) and Florida (2). The purchase of the three properties is expected to occur at various times between the fourth quarter of 2017 and first quarter of 2018. These acquisitions are subject to due diligence and other customary closing conditions, and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of September 30, 2017, the Company had seven joint venture properties under development. The Company anticipates investing a total of $280.3 million related to these projects and had invested $87.4 million of that total as of the end of the third quarter. These stores are located in New York (5), Massachusetts (1), and New Jersey (1). The seven projects are expected to open at various times between the fourth quarter of 2017 and the third quarter of 2019.

Third-Party Management

As of September 30, 2017, the Company’s third-party management program included 428 stores totaling 28.0 million square feet. During the three and nine months ended September 30, 2017, the Company added 42 stores and 123 stores, respectively, to its third-party management program.

Same-Store Results

The Company’s same-store portfolio at September 30, 2017 included 432 stores containing approximately 29.5 million rentable square feet, or approximately 88.5% of the aggregate rentable square feet of the Company’s 480 owned stores.  These same-store properties represented approximately 91.7% of property NOI for the quarter ended September 30, 2017.

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Same-store physical occupancy at period end for the third quarter of 2017 was 93.7%, compared with 93.1% for the same quarter of last year.  Same-store revenues for the third quarter of 2017 increased 4.1%, and same-store operating expenses increased 4.2% from the same quarter in 2016. Same-store NOI increased 4.1%, as compared with the same period in 2016.

Operating Results

As of September 30, 2017, the Company’s total owned portfolio included 480 stores containing 33.4 million rentable square feet and had a physical occupancy of 91.9%.

Revenues increased $11.8 million and property operating expenses increased $5.3 million in the third quarter of 2017, as compared with the same period in 2016.  Increases in revenues were primarily attributable to increased net effective rents and occupancy levels in the same-store portfolio as well as revenues generated from property acquisitions and recently opened development properties. Increases in property operating expenses were primarily attributable to $1.3 million related to hurricane damage, net of expected insurance proceeds, a $1.4 million increase in our same-store expenses and expenses associated with newly acquired stores.

Interest expense increased from $12.8 million during the three months ended September 30, 2016 to $14.5 million during the three months ended September 30, 2017, an increase of $1.7 million.  The increase is attributable to a higher amount of outstanding debt and higher interest rates during the 2017 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended September 30, 2017 increased approximately $144 million from the same period in 2016 from $1,502 million to $1,646 million. The weighted average effective interest rate on our outstanding debt increased from 3.73% for the three months ended September 30, 2016 to 3.83% for the three months ended September 30, 2017.

The Company reported net income attributable to the Company’s common shareholders of $37.3 million, or $0.21 per common share, in the third quarter of 2017, compared with net income attributable to the Company’s common shareholders of $23.4 million, or $0.13 per common share, in the third quarter of 2016.

Financing Activity

During the quarter and year to date, the Company did not sell any common shares of beneficial interest through its “at-the-market” equity program (“ATM”). As of September 30, 2017, the Company had 5.8 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On July 25, 2017, the Company declared a dividend of $0.27 per common share. The dividend was paid on October 16, 2017 to common shareholders of record on October 2, 2017.

2017 Financial Outlook

“We are adjusting our full-year 2017 guidance ranges for same-store NOI and FFO per share to reflect the Company’s improved outlook on second half 2017 operating performance,” commented Chief Financial Officer Tim Martin. “We saw sequential acceleration in revenue growth during the third quarter in half of our largest 28 MSA’s, including our largest market, New York City.”

The Company is adjusting its previously issued estimates as well as underlying assumptions for 2017 guidance. Fully diluted EPS allocated to common shareholders for 2017 is now expected to be between $0.73 and $0.74

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(previously between $0.70 and $0.74). Fully diluted FFO per share, as adjusted, for 2017 is now expected to be between $1.57 and $1.58 (previously between $1.53 and $1.57). The Company’s estimates are based on the following key operating assumptions:

•	For 2017, a same-store pool consisting of 432 properties totaling 29.5 million square feet
•

Same-store NOI growth of 4.5% to 5.0% (previously 4.0% to 5.0%) over 2016, driven by revenue growth of 4.25% to 4.75% (previously 3.75% to 4.75%) and expense growth of 3.75% to 4.25% (previously 4.0% to 5.0%)

•	General and administrative expenses of approximately $34.5 million to $35.5 million (previously $35.0 million to $36.0 million)

Key investment and financing assumptions include:

•	Impact of development activity:
o	Four new stores opened in 2015 for a total cost of $65.1 million.
o	Five new stores opened in 2016 for a total cost of $133.4 million.
o

Two new wholly-owned development properties and two new joint venture development properties are expected to open in 2017 for a total cost of $168.5 million. As of September 30, 2017, two wholly-owned properties have opened for $37.5 million and one joint venture development property has opened for $81.2 million.

o	Three new stores are expected to be acquired at C/O in 2017 for a total cost of $40.3 million, of which one property has been acquired for $11.2 million.
o	Approximately $0.06 to $0.07 per share of dilution in 2017 related to development activity.

•	Impact of financing activity:
o

Funding 2017 debt maturities and our acquisition and development commitments with long-term capital, with specific impact to 2017 earnings dependent upon the amount, timing, cost and form of capital we raise.

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2017, the Company is targeting $50 million to $75 million of acquisitions, excluding contracts related to joint venture development or purchase at completion of construction and issuance of C/O investments discussed above, and $0 to $50 million of dispositions.

2017 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.73	to	$0.74
Plus: real estate depreciation and amortization	0.84		0.84
FFO per diluted share, as adjusted	$1.57	to	$1.58

The Company estimates that its fully diluted EPS for the period will be between $0.20 and $0.21, and that its fully diluted FFO, as adjusted, per share for the quarter ending December 31, 2017 will be between $0.40 and $0.41.

4th Quarter 2017 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.20	to	$0.21
Plus: real estate depreciation and amortization	0.20		0.20
FFO per diluted share, as adjusted	$0.40	to	$0.41

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Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, October 27, 2017 to discuss financial results for the three and nine months ended September 30, 2017.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10112822.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through November 27, 2017.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10112822.

Supplemental operating and financial data as of September 30, 2017 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2017 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities

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determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking

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statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•risks of investing through joint ventures;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Third Quarter 2017	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2017	2016
	(unaudited)

ASSETS
Storage properties	$4,086,960	$3,998,180
Less: Accumulated depreciation	(723,702)	(671,364)
Storage properties, net (including VIE assets of $267,933 and $208,048, respectively)	3,363,258	3,326,816
Cash and cash equivalents	6,230	2,973
Restricted cash	4,189	7,893
Loan procurement costs, net of amortization	1,709	2,150
Investment in real estate ventures, at equity	91,455	98,682
Other assets, net	36,178	36,514
Total assets	$3,503,019	$3,475,028

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,142,194	$1,039,076
Revolving credit facility	66,700	43,300
Unsecured term loans, net	299,295	398,749
Mortgage loans and notes payable, net	112,214	114,618
Accounts payable, accrued expenses and other liabilities	139,368	93,764
Distributions payable	49,407	49,239
Deferred revenue	21,765	20,226
Security deposits	414	412
Total liabilities	1,831,357	1,759,384

Noncontrolling interests in the Operating Partnership	48,759	54,407

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 180,880,816 and 180,083,111 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	1,809	1,801
Additional paid-in capital	2,323,878	2,314,014
Accumulated other comprehensive loss	(363)	(1,850)
Accumulated deficit	(708,404)	(658,583)
Total CubeSmart shareholders’ equity	1,616,920	1,655,382
Noncontrolling interests in subsidiaries	5,983	5,855
Total equity	1,622,903	1,661,237
Total liabilities and equity	$3,503,019	$3,475,028

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

REVENUES
Rental income	$125,699	$116,416	$363,980	$332,951
Other property related income	14,241	13,007	41,104	37,413
Property management fee income	3,925	2,673	10,377	7,129
Total revenues	143,865	132,096	415,461	377,493
OPERATING EXPENSES
Property operating expenses	47,152	41,805	136,847	123,631
Depreciation and amortization	35,971	41,827	110,826	122,631
General and administrative	8,228	8,065	26,522	24,184
Acquisition related costs	235	888	1,062	5,793
Total operating expenses	91,586	92,585	275,257	276,239
OPERATING INCOME	52,279	39,511	140,204	101,254
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(14,454)	(12,787)	(42,028)	(37,071)
Loan procurement amortization expense	(577)	(655)	(2,059)	(1,871)
Equity in losses of real estate ventures	(280)	(581)	(1,305)	(1,817)
Other	741	(397)	941	834
Total other expense	(14,570)	(14,420)	(44,451)	(39,925)
NET INCOME	37,709	25,091	95,753	61,329
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(490)	(283)	(1,194)	(682)
Noncontrolling interest in subsidiaries	78	76	182	411
NET INCOME ATTRIBUTABLE TO THE COMPANY	37,297	24,884	94,741	61,058
Distribution to preferred shareholders	—	(1,502)	—	(4,506)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$37,297	$23,382	$94,741	$56,552

Basic earnings per share attributable to common shareholders	$0.21	$0.13	$0.53	$0.32
Diluted earnings per share attributable to common shareholders	$0.21	$0.13	$0.52	$0.32

Weighted-average basic shares outstanding	180,304	179,223	180,218	177,639
Weighted-average diluted shares outstanding	181,286	180,478	181,225	178,937

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Same-Store Facility Results (432 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2017	2016	Change	2017	2016	Change

REVENUES
Rental income	$113,879	$109,214	4.3%	$331,891	$317,114	4.7%
Other property related income	11,788	11,487	2.6%	34,675	33,425	3.7%
Total revenues	125,667	120,701	4.1%	366,566	350,539	4.6%

OPERATING EXPENSES
Property taxes	12,135	11,588	4.7%	37,831	35,342	7.0%
Personnel expense	10,137	9,659	4.9%	29,997	28,944	3.6%
Advertising	1,878	1,999	(6.1)%	5,667	5,963	(5.0)%
Repair and maintenance	1,438	1,407	2.2%	4,223	4,039	4.6%
Utilities	4,133	3,897	6.1%	11,014	10,877	1.3%
Property insurance	648	712	(9.0)%	2,001	2,471	(19.0)%
Other expenses	5,103	4,774	6.9%	15,141	14,561	4.0%

Total operating expenses	35,472	34,036	4.2%	105,874	102,197	3.6%

Net operating income (1)	$90,195	$86,665	4.1%	$260,692	$248,342	5.0%

Gross margin	71.8%	71.8%		71.1%	70.8%

Period end occupancy (2)	93.7%	93.1%		93.7%	93.1%

Period average occupancy (3)	93.9%	93.8%		93.3%	93.1%

Total rentable square feet	29,532			29,532

Realized annual rent per occupied square foot (4)	$16.42	$15.78	4.1%	$16.06	$15.39	4.4%

Scheduled annual rent per square foot (5)	$16.92	$16.86	0.4%	$16.70	$16.62	0.5%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$90,195	$86,665		$260,692	$248,342
Non same-store net operating income (1)	8,185	4,503		21,671	9,798
Indirect property overhead (6)	(1,667)	(877)		(3,749)	(4,278)
Depreciation and amortization	(35,971)	(41,827)		(110,826)	(122,631)
General and administrative expense	(8,228)	(8,065)		(26,522)	(24,184)
Acquisition related costs	(235)	(888)		(1,062)	(5,793)

Operating Income	$52,279	$39,511		$140,204	$101,254

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at September 30 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

Third Quarter 2017	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net income attributable to the Company's common shareholders	$37,297	$23,382	$94,741	$56,552

Add:
Real estate depreciation and amortization:
Real property	35,271	41,195	108,825	120,925
Company's share of unconsolidated real estate ventures	2,457	2,905	7,716	8,148
Noncontrolling interests in the Operating Partnership	490	283	1,194	682

FFO attributable to common shareholders and OP unitholders	$75,515	$67,765	$212,476	$186,307

Add:
Loan procurement amortization expense - early repayment of debt	—	—	190	—
Acquisition related costs (1)	235	888	1,062	5,970
Property damage related to hurricanes, net of expected insurance proceeds (2)	1,424	—	1,424	—

FFO, as adjusted, attributable to common shareholders and OP unitholders	$77,174	$68,653	$215,152	$192,277

Earnings per share attributable to common shareholders - basic	$0.21	$0.13	$0.53	$0.32
Earnings per share attributable to common shareholders - diluted	$0.21	$0.13	$0.52	$0.32
FFO per share and unit - fully diluted	$0.41	$0.37	$1.16	$1.03
FFO, as adjusted per share and unit - fully diluted	$0.42	$0.38	$1.17	$1.06

Weighted-average basic shares outstanding	180,304	179,223	180,218	177,639
Weighted-average diluted shares outstanding	181,286	180,478	181,225	178,937
Weighted-average diluted shares and units outstanding	183,687	182,699	183,446	181,134

Dividend per common share and unit	$0.27	$0.21	$0.81	$0.63
Payout ratio of FFO, as adjusted	64.3%	55.3%	69.2%	59.4%

(1)

Acquisition related costs for the nine months ended September 30, 2016 include $0.2 million of acquisition related costs that are included in the Company’s share of equity in losses of real estate ventures.

(2)

Property damage related to hurricanes, net of expected insurance proceeds for the three and nine months ended September 30, 2017 includes $0.1 million of storm damage related costs that are included in the Company’s share of equity in losses of real estate ventures.

Third Quarter 2017	Page 11